AMENDMENT TO MANAGEMENT AGREEMENT

                                     Between

                            INTEGRAMED AMERICA, INC.

                                       And

                       FERTILITY CENTERS OF ILLINOIS, S.C.

     THIS AMENDMENT TO MANAGEMENT AGREEMENT, dated May 2, 1997, by and between IntegraMed America, Inc., a Delaware corporation, with its principal place of business at One Manhattanville Road, Purchase, New York 10577 ("INMD") and Fertility Centers of Illinois, S.C., an Illinois medical corporation, with its principal place of business at 3000 North Halstead Street, Suite 509, Chicago, Illinois 60657 ("FCI").

                                    RECITALS:

     INMD and FCI entered into a Management Agreement dated February 28, 1997 ("Management Agreement"); and

     INMD and FCI wish to amend the Management Agreement, in pertinent part, to provide an alternate management fee structure, to take immediate effect should any portion of Section 6.1 be deemed unenforceable, against public policy or forbidden by law, at any time during the term of said Management Agreement.

     NOW THEREFORE, in consideration of the mutual promises and covenants herein contained, and as contained in the Management Agreement, INMD and FCI agree as follows:

     1. The Management Agreement is hereby amended to add the following section:

     "6.1.5. In the event that Section 6.1.3 and/or Section 6.1.4 of this Agreement is found to be illegal, unenforceable, against public policy, or forbidden by law, by any local, state or federal agency or department, or any court of competent jurisdiction ("Findings"), then Sections 6.1.3 and
     6.1.4 and the Base Management Fee and Additional Service Fee shall be replaced, effective immediately and retroactive to the date of the Management Agreement, by a fixed annual Management Fee, payable in equal monthly installments ("Alternate Management Fee") on or before the 15th business day of each month. Said Alternate Management Fee shall be in an amount mutually agreed upon, within thirty days time from the Findings, between INMD and FCI, but in no event shall be less than $1,000,000 per annum. In the event of a Finding which causes the Alternate Management Fee to become operative, the parties shall, within sixty days of the Finding, account for all payments made prior to the date of the Finding, and recalculate such amounts pursuant to the formula


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     provided in the Alternate Management Fee. Any overpayment to INMD resulting from the prior application of Sections 6.1.3 and/or 6.1.4 shall be applied so as to satisfy 50% of each future monthly Alternate Management Fee until the aggregate of such overpayment is fully paid. Any underpayment to INMD resulting from the prior application of Sections 6.1.3 and/or 6.1.4 shall be paid to INMD, commencing on the first day of the next full month following the date of the Finding, in eighteen (18) equally monthly installments.

     "6.1.6. The right of termination provided for in Section 8.1.3 of the Management Agreement, if based on the fact that Section 6 of the Management Agreement has been found to be illegal, unenforceable, void, against public policy or forbidden by law, shall only be exercisable in the event that both (1) Sections 6.1.3 and 6.1.4 and (2) the Alternate Management Fee have been so found by a local, state or federal agency or department, or any court of competent jurisdiction."

     2. All other provisions of the Management Agreement, not in conflict with this Amendment, remain in full force and effect.

     IN WITNESS WHEREOF, the parties have signed this Agreement as of the date first above written.


IntegraMed America, Inc.

By:  /s/ Gerardo Canet
    ----------------------------------
    Gerardo Canet, President


Fertility Centers of Illinois, S.C.

By:  /s/ Aaron S. Lifchez, M.D.
    ----------------------------------
    Aaron S. Lifchez, M.D., President